Community Bank Shares of Indiana, Inc. reports 4th quarter net income available to common shareholders of $1.8 million and full year net income available to common shareholders of $6.9 million, or $2.06 per diluted common share

New Albany, Ind. (January 29, 2013) – Community Bank Shares of Indiana, Inc. reported fourth quarter net income available to common shareholders of $1.8 million and earnings per diluted common share of $0.54. Net income available to common shareholders increased during the fourth quarter by 13.64% as compared to the same period last year. Net income available to common shareholders for 2012 was $6.9 million, a 14.76% increase from $6.0 million in 2011.

James Rickard, President and Chief Executive Officer, commented, “Earnings per share increased 14.76% over the prior year. We achieved this increased operating performance by stabilizing our net interest margin, finding ways to supplement certain declining sources of non-interest income, and prudently managing our controllable expenses. This was accomplished while continuing to invest in our people, our information systems, and the future of our Company. We believe in our relationship banking model and will continue to look for opportunities to drive more value for our team members, customers, and shareholders.”

“The economic environment remains challenging for our industry, and sustained low interest rates will continue to put pressure on our net interest margin. The most effective way to sustain our margin is by putting cash inflows from our investment and loan portfolios back to work as new commercial loans. We have increased our sales staff this past year with the strategic goal of growing our commercial loan portfolio in a profitable and responsible manner. Business banking in our market area is competitive, but there is also substantial opportunity.”

“We continue to focus on reducing our non-performing assets,” Rickard continued. “We have not only been impacted by the lost interest income typically associated with these assets, we also have experienced higher than normal expenses involved in managing and resolving problem credit relationships. As credit quality improves, expenses related to the credit administration function will decline. We recognized some progress in this area during the fourth quarter, with non-performing assets as a percentage of total assets declining to 1.84% from 3.27% at the end of September. We will concentrate on reducing that number even further during 2013. Our team is focused on the year ahead and we look forward to the opportunity that comes with a new year.”

The following points summarize significant financial information for the fourth quarter of 2012:

•	Net income available to common shareholders was $1.8 million.

•	Tangible book value per common share of $17.03 as of December 31, 2012.

•	Net interest margin, on a tax equivalent basis, of 4.01%, a decrease from 4.14% for the same period in 2011.

•	Provision for loan losses was $800,000, a decrease of $51,000 from the quarter ended September 30, 2012.

The following points summarize significant financial information for 2012:

•	Net income available to common shareholders was $6.9 million, or $2.06 per diluted common share compared to $6.0 million and $1.79 for 2011.

•	Net interest margin, on a tax equivalent basis, of 4.08%, an increase from 4.07% for 2011.

•	Provision for loan losses of $4.1 million, a decrease of $289,000 compared to 2011.

•	Gains on sales of available for sale securities totaled $2.2 million for the year, a decrease of $317,000 compared to 2011.

•	Non-interest expenses increased 3.89% in 2012 to $23.8 million

•	Shareholders’ equity increased from $79.6 million as of December 31, 2011 to $86.1 million in 2012, mostly due to net income earned in 2012, net of dividends.

The Company’s unaudited consolidated condensed statements of income and credit quality metrics are as follows:

	Three Months Ended
	December 31,		September 30,
	2012	2011	2012
	(In thousands, except per share data)
Interest income	$7,889	$8,488	$8,144
Interest expense	821	1,235	1,000
Net interest income	7,068	7,253	7,144
Provision for loan losses	800	1,698	851
Non-interest income	2,358	2,577	1,779
Non-interest expense	6,213	5,709	5,677
Income before income taxes	2,413	2,423	2,395
Income tax expense	458	533	454
Net income	$1,955	$1,890	$1,941
Preferred stock dividends and discount accretion	(131)	(285)	(163)
Net income available to common shareholders	$1,824	$1,605	$1,778
Basic earnings per common share	$0.54	$0.48	$0.53
Diluted earnings per common share	$0.54	$0.48	$0.53

	Twelve Months Ended
	December 31,
	2012	2011
	(In thousands, except per share data)
Interest income	$32,826	$34,241
Interest expense	4,030	5,968
Net interest income	28,796	28,273
Provision for loan losses	4,101	4,390
Non-interest income	8,424	8,481
Non-interest expense	23,749	22,863
Income before income taxes	9,370	9,501
Income tax expense	1,685	2,091
Net income	$7,685	$7,410
Preferred stock dividends and discount accretion	(764)	(1,379)
Net income available to common shareholders	$6,921	$6,031
Basic earnings per common share	$2.06	$1.82
Diluted earnings per common share	$2.06	$1.79

Credit quality metrics are as follows (in thousands):

	As of
	December 31, 2012	September 30, 2012	December 31, 2011
Loans on non-accrual status	$8,718	$15,509	$15,772
Loans past due 90 days or more and still accruing	-	-	-
Foreclosed and repossessed assets	6,345	11,055	5,076
Total non-performing assets	$15,063	$26,564	$20,848
Non-performing assets to total assets	1.84%	3.27%	2.61%
Allowance for Loan Losses to Total Loans	1.88	1.75	2.05

The Company’s unaudited condensed consolidated balance sheets are as follows:

	December 31, 2012	December 31, 2011
	(In thousands)
ASSETS
Cash and due from financial institutions	$18,247	$15,166
Interest-bearing deposits in other financial institutions	32,305	30,297
Securities available for sale	251,721	198,746
Loans held for sale	1,388	1,154
Loans, net of allowance for loan losses of $8,762 and $10,234	456,940	489,740
Federal Home Loan Bank and Federal Reserve stock	5,998	5,952
Accrued interest receivable	3,014	3,196
Premises and equipment, net	14,094	13,780
Cash surrender value of life insurance	20,709	20,012
Other intangible assets	638	865
Foreclosed and repossessed assets	6,345	5,076
Other assets	8,101	8,687
Total Assets	$819,500	$792,671
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non interest-bearing	$169,411	$127,877
Interest-bearing	455,256	453,481
Total deposits	624,667	581,358
Other borrowings	45,501	50,879
Federal Home Loan Bank advances	40,000	55,000
Subordinated debentures	17,000	17,000
Accrued interest payable	177	329
Other liabilities	5,713	8,510
Total liabilities	733,058	713,076
STOCKHOLDERS’ EQUITY
Total stockholders’ equity	86,442	79,595
Total Liabilities and Stockholders’ Equity	$819,500	$792,671

About Community Bank Shares of Indiana, Inc.

Community Bank Shares of Indiana, Inc. was formed in 1991 as the nation’s first ever mutual holding company. In 1995 the company went public under the NASDAQ symbol CBIN. Today, Community Bank Shares of Indiana ,Inc. is Southeastern Indiana’s largest locally owned and headquartered bank holding company and includes Your Community Bank and The Scott County State Bank. The mission statement of Community Bank Shares of Indiana reflects its purpose: “Achieving financial goals through exceptional people and exceptional service.” Community Bank Shares of Indiana strives to help shareholders, customers, employees, and our communities achieve their respective financial goals by empowering talented individuals to provide a level of unmatched customer service. To learn more about us, please visit www.yourcommunitybank.com and www.scottcountystatebank.com.

Statements in this press release relating to the Company’s plans, objectives, or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations. The Company’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in the Company’s 2011 Form 10-K and subsequent 10-Qs filed with the Securities and Exchange Commission.

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CONTACT:

Paul Chrisco
CFO

Community Bank Shares of Indiana, Inc.

812-981-7375